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                            SHAREHOLDER SERVICES PLAN
                                 The Arbor Fund
                         Hancock Horizon Family of Funds

1. This Shareholder Services Plan (the "Plan") is the Plan of the Hancock Horizon Family of Funds (each a "Fund", collectively the "Funds"), a series of The Arbor Fund (the "Trust"), a Massachusetts business trust, registered as an open-end investment company under the Investment Company Act of 1940 (the "1940 Act"), as amended, issuing separate series of shares designated as follows:
Treasury Securities Money Market Fund, Tax Exempt Money Market Fund, Strategic Income Bond Fund, Growth and Income Fund, and any future series established and designated by the Board of Trustees (each a Fund).

2. The Trust has entered into an Administration Agreement with SEI Investments Mutual Funds Services (the "Administrator") and a Distribution Agreement with SEI Investments Distribution Co. (the "Distributor") under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for the Fund's shares of beneficial interest. The Trust has entered into an Investment Advisory Contract with Hancock Bank (the "Investment Adviser"). The Trust has further entered into a Custody Agreement with Hancock Bank (the "Custodian"), and a Transfer Agency Agreement with Hancock Bank (the "Transfer Agent"). Payments under this Plan shall not be made for advisory, administrative, custodial or transfer agency services.

3. Each Fund's shares of beneficial interest are divided into Classes, as set forth in separate schedules. Those Shares subject to this Plan and the eligible investors in the Shares shall be as described in the current prospectuses for the Classes, as amended or supplemented from time to time.

4. The Fund may make periodic payments to parties (each a Shareholder Servicing Agent) that have entered into a Shareholder Services Contract, in the form attached hereto, with the Trust with respect to those Shares at an annualized rate of up to (and including) 0.25% of the average net assets attributable to the Shareholder Servicing Agent. The personal and account maintenance services to be provided under this Plan by each Shareholder Servicing Agent, may include, but are not limited to, maintaining account records for each shareholder who beneficially owns Shares; answering questions and handling correspondence from shareholders about their accounts; handling the transmission of funds representing the purchase price or redemption proceeds; issuing confirmations for transactions in Shares by shareholders; assisting customers in completing application forms; communicating with the Transfer Agent; and providing account maintenance and account level support for all transactions. The Distributor may act as the Trust's agent for transmitting or arranging for transmission of fees to Shareholder Servicing Agents under the Shareholder Services Contract.

5. This Plan shall become effective on May 31, 2000, having been approved by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not interested persons of the Trust (as defined in the 1940
Act) and who have no direct or indirect social interest in the operation of this Plan or in any agreements related to this Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan.

6. This Plan shall, unless terminated as hereinafter provided, remain in effect from the date specified above until June 1, 2001, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

7. This Plan may be amended with respect to the Class of a Fund at any time by the Board of Trustees, provided that any material amendment of this Plan shall be effective only upon approval in the manner provided in paragraph 5 above.

8. This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees.

9. Consistent with the limitation of shareholder and Trustee liability as set forth in the Trust's


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Declaration of Trust, any obligations assumed by the Trust, a Fund or Class thereof pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the proportionate ownership of the Class of the affected Fund and its assets, and shall not constitute obligations of any shareholder of any other Class of the affected Fund or Funds of the Trust or of any Trustee.

10. During the existence of this Plan, the Trust shall require the Administrator to provide the Trust, for review by the Trust's Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

11. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.


Originally adopted: May 31, 2000




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                                 THE ARBOR FUND
                       THE HANCOCK HORIZON FAMILY OF FUNDS

                                   SCHEDULE A
                 DATED MAY 31, 2000 TO SHAREHOLDER SERVICES PLAN

                                 CLASS A SHARES

PORTFOLIO                                        CLASS OF SHARES               FEES
---------                                        ---------------               -----
Treasury Securities Money Market Fund                   A                      0.25%

                                               Institutional Sweep             0.25%

Tax Exempt Money Market Fund                            A                      0.25%

Strategic Income Bond Fund                              A                      0.25%

                                                        C                      0.25%

Growth & Income Fund                                    A                      0.25%

                                                        C                      0.25%